UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2008

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27488	94-3136539
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Experimental Station Route 141 & Henry Clay Road Building E336 Wilmington, DE		19880
(Address of principal executive offices)		(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2008, Incyte Corporation (the “Company”) entered into amendments to employment agreements between the Company and each of its executive officers, including Paul A. Friedman, its President and Chief Executive Officer, David C. Hastings, its Executive Vice President and Chief Financial Officer, Patricia S. Andrews, its Executive Vice President, Commercial Operations, Brian W. Metcalf, its Executive Vice President and Chief Drug Discovery Scientist, Patricia A. Schreck, its Executive Vice President and General Counsel, and Paula Swain, its Executive Vice President, Human Resources (collectively, the “Executives”). These amendments principally reflect changes necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and interpretive guidance issued thereunder (collectively, “Section 409A”).  The amendments are generally technical in nature, and affect the timing, but not the amount, of compensation that could be received by the Executives.  The amendments provide that payment of any severance payments or benefits under each of the employment agreements will be delayed for a period of six months in the event that such payment is determined to be deferred compensation within the meaning of Section 409A and otherwise is not exempt from such six-month delay under Section 409A.  Because certain Section 409A transition rules required that an election between receiving severance payments in a lump sum or in installments had to be made by December 31, 2008, Dr. Friedman’s employment agreement was also amended to provide that any severance payments payable under the agreement will be paid in a lump sum payment within thirty days following termination, subject to the six-month delay if necessary to comply with Section 409A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 5, 2009

INCYTE CORPORATION

By:	/s/ Patricia A. Schreck
Patricia A. Schreck
Executive Vice President and
General Counsel